Exhibit 99.1

Immix and AITX's Robotic Assistance Devices (RAD) Announce Plans to
Develop Strategic Integration to Advance Real-Time Incident Management
with AI-Driven Automation

Las Vegas, Nevada, April 2, 2025 - Immix®, the global provider of commercial central station and remote SOC software for managed video and security services, and Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company"), (OTCPK:AITX), an innovator in AI-driven security technology, are proud to announce plans to develop a strategic integration aimed at transforming real-time incident response. This collaboration will explore the integration of RAD's latest solution, SARA™ (Speaking Autonomous Responsive Agent), into the Immix platform, empowering security monitoring centers to leverage cutting-edge automation for incident escalation and response.

RAD

an AITX company

ROBOTIC ASSISTANCE DEVICES

+

immix

ONE PLATFORM. UNLIMITED SOLUTIONS.

Optimizing Security Response: Enhancing Transparency and Efficiency Through AI Automation

Traditional security monitoring often relies on manual processes, which can introduce delays in response times and decision-making. The integration of SARA's technology with the Immix platform is set to enhance operational efficiency by automating critical communication steps, ensuring that key stakeholders receive timely and relevant information during security events.

By combining the robust toolset available to monitoring centers utilizing the Immix platform with RAD's intelligent conversational AI, security centers will be able to:

  Automate critical phone calls to escalate incidents, notify key stakeholders, and request input on incident resolution.
  Enhance decision-making by allowing recipients to ask SARA specific questions about the event-such as suspect descriptions, location details, relevant timestamps, or even the potential presence of weapons-leveraging metadata analysis.
  Improve operator efficiency through simultaneous escalations, reducing response times when every second counts.
  Ensure a consistent and customizable user experience, supporting security teams in making informed decisions while maintaining operational control.
  Better equip first responders with real-time insights before they arrive on-site, improving situational awareness and safety.

Industry Leadership and a Shared Vision for Innovation

"This strategic integration goes beyond standard monitoring solutions - it's about delivering actionable intelligence in real-time," said Chris Brown, Immix CEO. "By integrating SARA's voice services into our platform, we're enabling security teams to maximize efficiency and make faster, smarter decisions during critical incidents. The Immix 'Beyond Monitoring' initiative was born to give our clients the most cutting-edge tools that can aid in delivering critical information to first responders and key stakeholders, SARA is the next generation of that critical communication."

Steve Reinharz, CEO/CTO of AITX and RAD, added, "SARA represents the next evolution in security automation, providing critical real-time insights and response capabilities. Immix has been a trusted name in security monitoring, and we are excited to collaborate on this innovative integration. By combining our AI-driven technology with Immix's proven platform, we are helping security teams streamline incident management and improve outcomes in ways never before possible."

While still in the exploratory stages, Immix and RAD expect to roll out the first features of the integration this year as part of a roadmap currently under development. For more information, visit www.immixprotect.com or www.radsecurity.com/sara/.

About Immix

Immix is a global provider of software that improves the ability of commercial central stations and monitoring centers to manage and respond to security events as well as deliver a variety of video-centric managed services to customers. The software is deployed successfully across a wide array of environments servicing commercial, residential, and enterprise markets. Immix supports the largest third-party product integration library in the industry, enabling ease of deployment and system administration for a broad spectrum of organizations across the globe. Immix® is UL Certified in the USA and BS8418 compliant in Europe. For more information, visit www.immixprotect.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz